UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2006

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

          On December 28, 2006, Royal Gold entered into an agreement to acquire a 2.0% net smelter return (“NSR”) royalty interest on the Peñasquito Project, located in Zacatecas, Mexico, from Minera Kennecott S.A. DE C.V. (“Minera”), a subsidiary of Kennecott Exploration Company, for $100 million, consisting of $80 million in cash and 577,434 shares of Royal Gold common stock.  The closing of the acquisition is subject to customary conditions and is scheduled to occur early in 2007.

          Royal Gold also obtained the right to acquire any or all of a group of NSR royalties ranging from 1.0% to 2.0% on various other concessons in the same region.  The right to acquire the royalties on these various concessions expires with respect to each royalty interest on May 1, 2007.

          As part of the purchase price, Royal Gold will issue 577,434 common shares to Minera at the closing of the acquisition that will be registered under Royal Gold’s acquisition shelf registration statement on Form S-4.

           On December 29, 2006, Royal Gold issued a press release announcing its entry into the Purchase and Sale Agreement for Peñasquito Royalty and Option Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

99.1     Press Release dated December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

	By:	/s/ Karen Gross

	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary
Dated: January 03, 2007

Exhibit Index

Exhibit No.

99.1	Press Release dated December 29, 2006